Viatris Reports Fourth-Quarter and Full-Year 2023 Financial Results
and Provides 2024 Financial Guidance
•Meets 2023 Guidance for Total Revenues, Adjusted EBITDA and Free Cash Flow[1]

•Reports 2023 Total Revenues of $15.4 Billion, U.S. GAAP Net Earnings of $54.7 Million, Adjusted EBITDA of $5.1 Billion, U.S. GAAP Net Cash Provided by Operating Activities of $2.8 Billion and Free Cash Flow of $2.4 Billion

•Reports Third Consecutive Quarter of Operational Revenue Growth on a Divestiture-Adjusted Basis in 2023 and Expects to see Continued Growth in 2024[2]

•Immediately Adds Two Phase 3 Assets, Selatogrel and Cenerimod, Both With Blockbuster Revenue Potential, Through Global Research and Development Collaboration With Idorsia; Announces R&D Event to be Held March 27, 2024

•Completes $250 Million in Share Repurchases to Date in 2024; Board of Directors Increases Share Repurchase Authorization by Additional $1 Billion, Bringing Total Authorization to $2 Billion

•Board of Directors Maintains Dividend Policy for 2024 of 48 Cents ($0.48) per Share and Declares First Quarter Dividend of 12 Cents ($0.12) per Share

PITTSBURGH – Feb. 28, 2024 – Viatris Inc. (NASDAQ: VTRS) today announced its financial results for the fourth quarter and full year 2023.

Financial Impact of Transactions and Acquired IPR&D

($M)	2023 Guidance Ranges (November 7, 2023)	–	Divestitures and Acquisitions(1)	–	Acquired IPR&D(2)	=	2023 Adjusted Guidance Ranges	2023 Results
Total Revenues	$15,400 - $15,600		($35)		—		$15,365 - $15,565	$15,427
Adjusted EBITDA	$5,000 - $5,400		($20)		($105)		$4,875 - $5,275	$5,124
Free Cash Flow	$2,300 - $2,700		($235)		($100)		$1,965 - $2,365	$2,423

As previously disclosed, guidance ranges as provided on November 7, 2023, included the full-year expected performance for the planned divestitures and excluded any potential related costs such as taxes and transaction costs, any similar costs related to the eye care acquisitions, as well as any acquired IPR&D. As a result, the November 7, 2023, guidance ranges did not include the following:

(1)     Divestitures and Acquisitions impact includes $35M Total Revenues, $20M Adjusted EBITDA, and $15M Free Cash Flow from the divestitures closed in 2023 (for the period of the respective closing dates to December 31, 2023), as well as $219M of related transaction costs and taxes in Free Cash Flow.

(2)     Acquired IPR&D impact on Adjusted EBITDA and Free Cash Flow of $105M and $100M, respectively, was primarily related to upfront licensing payments.

Executive Commentary
Viatris CEO Scott A. Smith said: “2023 was an outstanding year for Viatris in which we delivered strong operational results, streamlined the Company and finished the year with our third consecutive quarter of operational revenue growth. As we begin 2024, we are already executing on our vision for our next chapter—balancing the return of capital to shareholders through share repurchases and dividends, continuing to fuel our base business and investing in future growth with today’s announcement of what we expect will be a strategically significant global research and development collaboration with Idorsia. We remain focused on the many opportunities we see this year and beyond to continue to deliver on our mission to empower people worldwide to live healthier at every stage of life.”

Viatris President Rajiv Malik said: “As we close Phase 1 of our strategy, I am incredibly proud of all that we have accomplished to integrate, simplify and, more importantly, stabilize the base business. Our strong results in 2023 reflect our consistent operational and scientific execution. Based on the stability of our core business and our deep pipeline, we believe the Company is well positioned for continued growth in 2024 and beyond.”

Viatris CFO Sanjeev Narula said: “The Company had another solid year, we met our financial guidance and continued to generate strong and durable cash flow. Our substantial cash flow over the last three years has enabled us to execute on our capital allocation commitments in Phase 1 of debt paydown, business development and capital return. We believe we are in a strong financial position with the return to organic revenue growth serving to further strengthen our foundation and position us well for 2024 and beyond.”

[1] With respect to the 2023 guidance ranges provided on November 7, 2023, Viatris did not provide forward-looking guidance for U.S. GAAP net earnings (loss) or a quantitative reconciliation of its 2023 Adjusted EBITDA guidance. U.S. GAAP net cash provided by operating activities for 2023 was estimated to be between $2.8 billion and $3.1 billion. As previously disclosed, such guidance ranges included the full year expected performance for the planned divestitures and excluded any potential related costs, such as taxes and transaction costs, as well as any similar costs related to the eye care acquisitions, and also excluded any acquired IPR&D. Please see "Non-GAAP Financial Measures" for additional information.
[2] For the quarter ended December 31, 2023, total net sales declined 1% on a U.S. GAAP basis and increased 1% on a divestiture-adjusted operational basis.

2024 Financial Guidance
The Company is providing the following financial guidance metrics for fiscal year 2024.

The Company is not providing forward-looking guidance for U.S. GAAP net earnings (loss) or U.S. GAAP earnings per share (EPS) or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss) or U.S. GAAP EPS, respectively, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. U.S. GAAP net cash provided by operating activities for 2024 is estimated to be between $2.75 billion and $3.05 billion, with a midpoint of approximately $2.9 billion.

(In billions, except Adjusted EPS)	2024 Guidance Range (2)(3)	2024 Midpoint
Total Revenues	$15.25 - $15.75	$15.50
Adjusted EBITDA (1)	$4.8 - $5.1	$4.95
Free Cash Flow (1)	$2.3 - $2.7	$2.5
Adjusted EPS (1)	$2.70 - $2.85	$2.78
(1)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(2)    Includes the full-year expected performance for the pending announced divestitures and excludes any potential related costs, such as taxes and transaction costs. Also excludes any acquired IPR&D to be incurred in any future period as it cannot be reasonably forecasted.
(3) Estimated 2024 Total Revenues and Adjusted EBITDA associated with the pending announced divestitures is ~$1,100M and ~$320M, respectively.

Key Exchange Rates Used for 2024 Guidance
China Renminbi ($ / CNY)	7.25
Euro ($ / EUR)	0.92
Indian Rupee ($ / INR)	82.00
Japanese Yen ($ / JPY)	144.30

Return of Capital to Shareholders
Viatris announced that on February 26, 2024, its Board of Directors approved a 2024 dividend policy of 48 cents ($0.48) per share and declared a quarterly dividend of 12 cents ($0.12) for each issued and outstanding share of the Company's common stock. The dividend is payable on March 18, 2024, to shareholders of record at the close of business on March 11, 2024.

In February 2024, the Company repurchased approximately 19.2 million shares of common stock at a cost of approximately $250 million, as part of its previously announced $1.0 billion share repurchase program that Viatris’ Board of Directors authorized.

The Company announced that on February 26, 2024, its Board of Directors authorized a $1.0 billion increase to the Company’s previously announced $1.0 billion share repurchase program. As a result, the Company’s share repurchase program now authorizes the repurchase of up to $2.0 billion of the Company’s shares of common stock. The Company has repurchased a total of $500 million in shares through February 28, 2024, under the program.

R&D Event
Viatris will hold an R&D Event on March 27, 2024, from 10 a.m. to noon ET, in New York City.

The event will include presentations from Viatris executives discussing the collaboration with Idorsia and other elements of the Company’s pipeline, as well as presentations from two expert thought leaders. The presenters will be available to answer questions at the end of the presentations.

Expert thought leaders presenting at the event are:
•Dr. Deepak L. Bhatt, MD, MPH, a top expert in cardiovascular medicine and interventional cardiology, Director of Mount Sinai Heart. Dr. Bhatt is highly recognized for his significant breakthroughs in the field of cardiology, including interventional cardiology, heart disease prevention, vascular medicine and heart failure.

•Dr. Anca Askanase, MD, founder and clinical director of Columbia University's new Lupus Center and the Director of Rheumatology Clinical Trials. Dr. Askanase is an internationally renowned clinician, diagnostician and researcher with more than 15 years specializing in complex SLE. Dr. Askanase trained as a rheumatologist at New York University where she remained for more than

15 years on faculty, directing clinical trials, training fellows and residents, and treating challenging cases of SLE at NYU's prestigious hospitals.

Interested parties will be able to access a live webcast of the event at investor.viatris.com. An archived version also will be available following the live event and can be accessed at the same location for a limited time.

Conference Call and Earnings Materials
Viatris will host a conference call and live webcast, today at 8:30 a.m. ET, to review the Company’s fourth quarter and full-year 2023 financial results, along with 2024 financial guidance. Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 844.308.3344 or 412.317.1896 for international callers. The “Viatris Q4 and Full-Year 2023 Earnings Presentation,” which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.

Financial Summary

	Three Months Ended
	December 31,
(Unaudited; in millions, except %s)	2023	2022	Reported Change	Operational Change(1) (3)	Divestiture-Adjusted Operational Change(2) (3)
Total Net Sales	$3,825.9	$3,867.1	(1)%	(2)%	1%
Developed Markets	2,319.2	2,382.2	(3)%	(5)%	(1)%
Emerging Markets	619.1	580.6	7%	10%	14%
JANZ	372.3	398.5	(7)%	(2)%	(1)%
Greater China	515.3	505.8	2%	2%	2%

Net Sales by Product Category
Brands	$2,402.4	$2,312.1	4%	3%	4%
Generics (4)	1,423.5	1,555.0	(8)%	(9)%	(3)%

U.S. GAAP Gross Profit	$1,596.5	$1,274.1	25%
U.S. GAAP Gross Margin	41.6%	32.9%
Adjusted Gross Profit (3)	$2,208.3	$2,207.3	—%
Adjusted Gross Margin (3)	57.5%	56.9%

U.S. GAAP Net (Loss) Earnings	$(765.6)	$1,011.2	nm
Adjusted Net Earnings (3)	$746.6	$823.0	(9)%

EBITDA (3)	$(69.7)	$2,485.8	nm
Adjusted EBITDA (3)	$1,117.4	$1,210.6	(8)%	(8)%	(5)%

U.S. GAAP net cash provided by operating activities	$479.4	$142.6	236%
Capital expenditures	165.5	$153.7	8%
Free cash flow (3)(5)	$313.9	$(11.1)	nm
___________

(1)     Represents operational change for net sales and adjusted EBITDA which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)     Represents adjustments for the impact of the results from the divested biosimilars business and proportionate results from the divestitures that closed in 2023 from the 2022 period on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(3) Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(4) As a result of the contribution of the biosimilars business to Biocon Biologics Limited ("Biocon Biologics") in November 2022, Complex Gx and Biosimilars, which were previously presented as a separate line item, are now included within Generics. Reclassifications were made to prior periods to conform to the current period presentation.
(5)    Excluding the impact of transaction costs primarily related to the divestitures and the eye care acquisitions of $140 million, free cash flow for the three months ended December 31, 2023, was $454 million.

	Year Ended
	December 31,
(Unaudited; in millions, except %s)	2023	2022	Reported Change	Operational Change(1) (3)	Divestiture-Adjusted Operational Change(2) (3)
Total Net Sales	$15,388.4	$16,218.1	(5)%	(4)%	—%
Developed Markets	9,251.9	9,768.9	(5)%	(6)%	(1)%
Emerging Markets	2,551.6	2,615.6	(2)%	4%	7%
JANZ	1,424.5	1,632.4	(13)%	(7)%	(6)%
Greater China	2,160.4	2,201.2	(2)%	2%	2%

Net Sales by Product Category
Brands	$9,800.5	$9,889.6	(1)%	1%	1%
Generics (4)	5,587.9	6,328.5	(12)%	(10)%	—%

U.S. GAAP Gross Profit	$6,438.6	$6,497.0	(1)%
U.S. GAAP Gross Margin	41.7%	40.0%
Adjusted Gross Profit (3)	$9,124.8	$9,581.7	(5)%
Adjusted Gross Margin (3)	59.1%	58.9%

U.S. GAAP Net Earnings	$54.7	$2,078.6	nm
Adjusted Net Earnings (3)	$3,537.7	$4,077.1	(13)%

EBITDA (3)	$3,516.5	$6,433.2	(45)%
Adjusted EBITDA (3)	$5,124.1	$5,776.8	(11)%	(9)%	(7)%

U.S. GAAP net cash provided by operating activities	$2,799.6	$2,952.6	(5)%
Capital expenditures	377.0	406.0	(7)%
Free cash flow (3)(5)	$2,422.6	$2,546.6	(5)%
___________

(1)     Represents operational change for net sales and adjusted EBITDA which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)     Represents adjustments for the impact of the results from the divested biosimilars business and proportionate results from the divestitures that closed in 2023 from the 2022 period on an operational basis and a reclassification. See “Certain Key Terms and Presentation Matters” in this release for more information.
(3)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(4) As a result of the contribution of the biosimilars business to Biocon Biologics in November 2022, Complex Gx and Biosimilars, which were previously presented as a separate line item, are now included within Generics. Reclassifications were made to prior periods to conform to the current period presentation.
(5)    Excluding the impact of transaction costs primarily related to the divestitures and the eye care acquisitions of $219 million, free cash flow for the year ended December 31, 2023, was $2.64 billion.

Financial Highlights
•Fourth quarter 2023 total net sales totaled $3.83 billion, up 1% on a divestiture-adjusted operational basis (as defined in "Certain Key Terms and Presentation Matters" below) compared to fourth-quarter 2022 results.
•Brands performed in line with expectations, with overall solid year-over-year performance in key brands including Lipitor®, Yupelri® and Dona®.
•Generics, which include diversified product forms such as oral solids, injectables, transdermals, topicals, and complex generics, performed ahead of expectations due to solid performance across the broader portfolio in Developed and Emerging Markets.
•The Company generated approximately $107 million in new product revenues (as defined in "Certain Key Terms and Presentation Matters" below) in the fourth quarter (approximately $450 million for the year) primarily driven by Breyna™ in the U.S.
•The Company had U.S. GAAP net cash provided by operating activities of $479 million in the fourth quarter ($2.80 billion for the year) and generated free cash flow of $314 million in the fourth quarter ($2.42 billion for the year), in each case primarily driven by strong operating results. U.S. GAAP net cash provided by operating activities and free cash flow included approximately $140 million for the fourth quarter ($219 million for the year) of transaction costs primarily related to the eye care acquisitions and the divestitures.

•The Company paid down approximately $500 million in debt in the fourth quarter (approximately $1.25 billion for the year). The Company remains fully committed to maintaining its investment grade credit rating.

Certain Key Terms and Presentation Matters
New product sales, new product launches or new product revenues: Refers to revenue from new products launched in 2023 and the carryover impact of new products, including business development, launched within the last 12 months.
Operational change: Refers to constant currency percentage changes and is derived by translating amounts for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2023 constant currency net sales, revenues and adjusted EBITDA to the corresponding amount in the prior year.

Divestiture-adjusted operational change: Refers to operational changes, further adjusted for the impact of the results from the divested Biosimilars business and proportionate results from the divestitures that closed in 2023 from the 2022 period by excluding net sales from those divested businesses from comparable prior periods, and a reclassification to conform prior year-to-date amounts to current year presentation of divestiture-adjusted operational net sales. Also, for adjusted EBITDA refers to operational changes, adjusted as outlined in the previous sentence and further adjusted for the mark up for the TSA services provided to Biocon Biologics.

SG&A and R&D TSA reimbursement: Expenses related to TSA services provided to Biocon Biologics are recorded in their respective functional line item; however, reimbursement of those expenses plus the mark-up is included in other (income) expense, net. For comparability purposes, amounts related to the cost reimbursement are reclassified to adjusted SG&A and adjusted R&D. This reclassification has no impact on adjusted net earnings or adjusted EBITDA.

Closed divestitures or divestitures closed in 2023: Refers to the divestiture of the Company’s rights to two women’s healthcare products in certain countries (other than the U.K., which remains subject to regulatory approval) that closed in December 2023 and the divestitures of the commercialization rights in certain of the Upjohn Distributor markets that closed in 2023.

Remaining divestitures or pending announced divestitures: Refers to the remaining announced divestitures that have not been consummated to date, including the divestiture of substantially all of our over-the-counter (“OTC”) business, women’s healthcare business primarily related to oral and injectable contraceptives, active pharmaceutical ingredient (“API”) business in India, and the remaining commercialization rights in the Upjohn Distributor Markets.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, free cash flow, free cash flow excluding the impact of transaction costs; adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other (income) expense, net, adjusted effective tax rate, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, 2022 adjusted net sales ex divestitures, operational change, divestiture-adjusted operational change and adjusted EPS, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Adjusted EPS will be calculated as adjusted net earnings divided by the weighted average number of diluted shares of common stock outstanding. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues, net sales and adjusted EBITDA. These measures provide information on the change in total revenues, net sales and adjusted EBITDA assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales, total revenues and adjusted EBITDA performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. Divestiture-adjusted operational change refers to operational change, further adjusted for the impact of divestitures that have closed during 2022 and 2023 (including the divestiture of the Biosimilars business in November 2022 and the divestitures closed in 2023) by excluding net sales from those divested businesses from comparable prior periods, and a reclassification to conform prior year amounts to current year presentation of divestiture-adjusted operational net sales. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the three and twelve months ended December 31, 2023 and 2022 as well as for total revenues, as well as divestiture-adjusted operational change in net sales. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures, refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Annual Report on Form 10-K for the year ended December 31, 2023.

With respect to the guidance ranges as provided on November 7, 2023, at that time the Company did not provide forward-looking guidance for U.S. GAAP net earnings (loss) or a quantitative reconciliation of its 2023 adjusted EBITDA guidance to the most directly comparable U.S. GAAP measure, U.S. GAAP net earnings (loss), because it was unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value for non-marketable equity investments, as well as related income tax accounting, because certain of these items had not occurred, were out of the Company’s control and/or could be reasonably predicted without unreasonable effort. These items were uncertain, depended on various factors, and could have had a material impact on U.S. GAAP reported results for the guidance period. As previously disclosed, such guidance ranges included the full year expected performance for the planned divestitures and excluded any potential related costs, such as taxes and transaction costs, as well as any similar costs related to the eye care acquisitions, and also excluded any acquired IPR&D.

About Viatris
Viatris Inc. (NASDAQ: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life’s moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world’s most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X (formerly Twitter).

Forward-Looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our 2024 financial guidance; key exchange rates used for 2024 guidance; expecting to see continue growth in 2024; immediately adding to phase 3 assets, selatogrel and cenerimod, both with blockbuster revenue potential, through global research and development collaboration with Idorsia; announced R&D event to be held on March 27, 2024; Board of directors increases share repurchase authorization by additional $1 billion, bringing total authorization to $2 billion; as we begin 2024, we are already executing on our vision for our next chapter—balancing the return of capital to shareholders through share repurchases and dividends, continuing to fuel our base business and investing in future growth with today’s announcement of what we expect will be a strategically significant global research and development collaboration with Idorsia; we remain focused on the many opportunities we see this year and beyond to continue to deliver on our mission to empower people worldwide to live healthier at every stage of life; as we close Phase 1 of our strategy, I am incredibly proud of all that we have accomplished to integrate, simplify and, more importantly, stabilize the base business; our strong results in 2023 reflect our consistent operational and scientific execution; based on the stability of our core business and our deep pipeline, we believe the Company is well positioned for continued growth in 2024 and beyond; our substantial cash flow over the last three years has enabled us to execute on our capital allocation commitments in Phase 1 of debt paydown, business development and capital return we believe we are in a strong financial position with the return to organic revenue growth serving to further strengthen our foundation and position us well for 2024 and beyond; Viatris announced that on February 26, 2024, its Board of Directors approved a 2024 dividend policy of 48 cents ($0.48) per share and declared a quarterly dividend of 12 cents ($0.12) for each issued and outstanding share of the Company's common stock, payable on March 18, 2024, to shareholders of record at the close of business on March 11, 2024; the Company remains fully committed to maintaining its investment grade credit rating; the goals or outlooks with respect to the Company’s strategic initiatives, including but not limited to the Company’s two-phased strategic vision and potential and announced divestitures, acquisitions or other transactions; the benefits and synergies of such divestitures, acquisitions, or other transactions, or restructuring programs; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, stock repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”,

“potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives (including divestitures, acquisitions, or other potential transactions) or move up the value chain by focusing on more complex and innovative products to build a more durable higher margin portfolio; the possibility that the Company may be unable to achieve intended or expected benefits, goals, outlooks, synergies, growth opportunities and operating efficiencies in connection with divestitures, acquisitions, other transactions, or restructuring programs, within the expected timeframes or at all; with respect to previously announced divestitures that have not been consummated, including the divestiture of substantially all of our OTC Business, such divestitures not being completed on the expected timelines or at all and the risk that the conditions set forth in the definitive agreements with respect to such divestitures will not be satisfied or waived; with respect to previously announced divestitures, failure to realize the total transaction values for the divestitures and/or the expected proceeds for any or all such divestitures, including as a result of any purchase price adjustment or a failure to achieve any conditions to the payment of any contingent consideration; goodwill or impairment charges or other losses related to the divestiture or sale of businesses or assets (including but not limited to announced divestitures that have not yet been consummated); the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of public health outbreaks, epidemics and pandemics; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally (including the impact of recent and potential tax reform in the U.S. and pharmaceutical product pricing policies in China); the ability to attract, motivate and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our IT systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an acquisition or divestiture; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2023, and Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which is expected to be filed with the SEC on February 28, 2024 and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release or our filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Contacts

Media:
+ 1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Investors:
+ 1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
William.Szablewski@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share amounts)	2023	2022	2023	2022
Revenues:
Net sales	$3,825.9	$3,867.1	$15,388.4	$16,218.1
Other revenues	11.4	8.9	38.5	44.6
Total revenues	3,837.3	3,876.0	15,426.9	16,262.7
Cost of sales	2,240.8	2,601.9	8,988.3	9,765.7
Gross profit	1,596.5	1,274.1	6,438.6	6,497.0
Operating expenses:
Research and development	202.8	182.4	805.2	662.2
Acquired IPR&D	94.3	36.4	105.5	36.4
Selling, general and administrative	1,605.8	1,265.4	4,650.1	4,179.1
Litigation settlements and other contingencies, net	148.1	(8.8)	111.6	4.4
Total operating expenses	2,051.0	1,475.4	5,672.4	4,882.1
(Loss) earnings from operations	(454.5)	(201.3)	766.2	1,614.9
Interest expense	140.9	147.1	573.1	592.4
Other expense (income), net	259.6	(1,817.3)	(9.8)	(1,790.7)
(Loss) earnings before income taxes	(855.0)	1,468.9	202.9	2,813.2
Income tax (benefit) provision	(89.4)	457.7	148.2	734.6
Net (loss) earnings	(765.6)	1,011.2	54.7	2,078.6
(Loss) earnings per share attributable to Viatris Inc. shareholders
Basic	$(0.64)	$0.83	$0.05	$1.71
Diluted	$(0.64)	$0.83	$0.05	$1.71
Weighted average shares outstanding:
Basic	1,200.1	1,213.1	1,200.3	1,212.1
Diluted	1,200.1	1,221.4	1,206.9	1,217.4

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	December 31, 2023	December 31, 2022
ASSETS
Assets
Current assets
Cash and cash equivalents	$991.9	$1,259.9
Accounts receivable, net	3,700.4	3,814.5
Inventories	3,469.7	3,519.5
Prepaid expenses and other current assets	2,028.1	1,811.2
Assets held for sale	2,786.0	230.3
Total current assets	12,976.1	10,635.4
Intangible assets, net	19,181.1	22,607.1
Goodwill	9,867.1	10,425.8
Other non-current assets	5,661.2	6,353.9
Total assets	$47,685.5	$50,022.2
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,943.4	$1,259.1
Liabilities held for sale	275.1	—
Other current liabilities	5,558.9	5,487.1
Long-term debt	16,188.1	18,015.2
Other non-current liabilities	3,252.6	4,188.5
Total liabilities	27,218.1	28,949.9
Shareholders' equity	20,467.4	21,072.3
Total liabilities and equity	$47,685.5	$50,022.2

Viatris Inc. and Subsidiaries
Key Product Net Sales, on a Consolidated Basis
(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2023	2022	2023	2022
Select Key Global Products
Lipitor ®	$379.8	$369.1	$1,559.3	$1,635.2
Norvasc ®	171.8	175.0	732.4	775.1
Lyrica ®	133.4	139.9	556.5	623.8
Viagra ®	92.3	97.0	428.8	458.9
EpiPen® Auto-Injectors	87.0	68.3	442.2	378.0
Creon ®	80.6	77.5	304.9	304.0
Celebrex ®	75.1	84.7	330.6	338.1
Effexor ®	68.0	64.2	262.9	279.6
Zoloft ®	62.0	57.5	235.7	246.2
Xalabrands	48.2	48.4	193.2	195.1

Select Key Segment Products
Yupelri ®	$60.5	$56.0	$220.8	$202.1
Influvac ®	54.9	47.2	192.4	225.5
Dymista ®	45.0	41.8	200.0	179.8
Amitiza ®	41.2	42.6	157.0	167.9
Xanax ®	35.1	41.0	154.8	156.5
____________
(a)The Company does not disclose net sales for any products considered competitively sensitive.
(b)Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.
(c)Amounts for the three months and year ended December 31, 2023 include the impact of foreign currency translations compared to the prior year period.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Reconciliation of U.S. GAAP Net (Loss) Earnings to Adjusted Net Earnings
Below is a reconciliation of U.S. GAAP net (loss) earnings to adjusted net earnings for the three months and year ended December 31, 2023, compared to the prior year periods:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
U.S. GAAP net (loss) earnings	$(765.6)	$1,011.2	$54.7	$2,078.6
Purchase accounting related amortization (primarily included in cost of sales) (a)	556.9	790.8	2,421.5	2,721.3
Impairment of goodwill related to assets held for sale (included in SG&A) (b)	580.1	117.0	580.1	117.0
Litigation settlements and other contingencies, net	148.1	(8.8)	111.6	4.4
Interest expense (primarily amortization of premiums and discounts on long term debt)	(10.9)	(11.9)	(42.4)	(48.7)
Acquisition and divestiture-related costs (primarily included in SG&A) (c)	147.8	169.4	377.9	475.7
Loss (gain) on divestitures of businesses (included in other expense (income), net) (d)	239.9	(1,754.1)	239.9	(1,754.1)
Restructuring-related costs (e)	26.5	44.9	125.2	86.9
Share-based compensation expense	55.8	29.7	180.7	116.5
Other special items included in:
Cost of sales (f)	27.3	104.8	119.2	255.2
Research and development expense	0.1	0.1	2.8	1.0
Selling, general and administrative expense (g)	(117.5)	24.5	(83.5)	68.8
Other expense (income), net (h)	89.6	4.4	(24.4)	(3.8)
Tax effect of the above items and other income tax related items (i)	(231.5)	301.0	(525.6)	(41.7)
Adjusted net earnings	$746.6	$823.0	$3,537.7	$4,077.1
____________
Significant items for the three months and year ended December 31, 2023, include the following:
(a)    For the year ended December 31, 2023, includes an intangible asset charge related to the divestitures of the commercialization rights in the Upjohn Distributor Markets of approximately $32.0 million to write down the disposal group to fair value, less cost to sell. For the three months and year ended December 31, 2023, also includes amortization of the step-up in the fair value of inventory related to the Oyster Point Pharma, Inc. acquisition of approximately $7.3 million and $29.3 million, respectively.
(b) For the three months and year ended December 31, 2023, consists of a goodwill impairment charge of approximately $580.1 million related to the planned divestiture of the OTC Business.
(c)    Acquisition and divestiture-related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(d)    For the three months and year ended December 31, 2023, includes a charge related to the planned divestiture of the OTC Business of approximately $154.7 million to write down the disposal group to fair value, less cost to sell, and a charge of approximately $85.2 million related to the divestitures of the commercialization rights in the Upjohn Distributor Markets.
(e)    For the three months ended December 31, 2023, charges include approximately $12.9 million in cost of sales, approximately $0.3 million in R&D, and approximately $13.3 million in SG&A. For the year ended December 31, 2023, charges include approximately $101.8 million in cost of sales, approximately $0.3 million in R&D, and approximately $23.1 million in SG&A.
(f)    For the three months and year ended December 31, 2023, charges include incremental manufacturing variances at plants in the 2020 restructuring program of approximately $9.3 million and $45.9 million, respectively. For the year ended December 31, 2023, also includes charges related to the divestitures of the commercialization rights in the Upjohn Distributor Markets of approximately $19.2 million.
(g)    For the three months and year ended December 31, 2023, includes a gain of approximately $156.2 million on the transaction to divest the Company’s rights to two women’s healthcare products in certain countries (other than in the U.K., which remains subject to regulatory approval), which closed in December 2023.
(h)    For the three months December 31, 2023, includes a loss of approximately $71.7 million as a result of remeasuring the compulsory convertible preferred shares (“CCPS”) in Biocon Biologics to fair value. For the year ended December 31, 2023, includes net gains of approximately $43.4 million as a result of remeasuring our non-marketable equity investments to fair value, including our equity interests in Mapi Pharma Limited (“Mapi”) and Famy Life Sciences Private Limited (“Famy Life Sciences”) and the CCPS in Biocon Biologics.
(i)    Adjusted for changes for uncertain tax positions.

Reconciliation of U.S. GAAP Net (Loss) Earnings to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net (loss) earnings to EBITDA and adjusted EBITDA for the three months and year ended December 31, 2023, compared to the prior year period:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2023	2022	2023	2022
U.S. GAAP net (loss) earnings	$(765.6)	$1,011.2	$54.7	$2,078.6
Add / (deduct) adjustments:
Income tax (benefit) provision	(89.4)	457.7	148.2	734.6
Interest expense (a)	140.9	147.1	573.1	592.4
Depreciation and amortization (b)	644.4	869.8	2,740.5	3,027.6
EBITDA	$(69.7)	$2,485.8	$3,516.5	$6,433.2
Add / (deduct) adjustments:
Share-based compensation expense	55.8	29.6	180.7	116.4
Litigation settlements and other contingencies, net	148.1	(8.8)	111.6	4.4
Loss (gain) on divestitures of businesses	239.9	(1,754.1)	239.9	(1,754.1)
Impairment of goodwill related to assets held for sale	580.1	117.0	580.1	117.0
Restructuring, acquisition and divestiture related and other special items (c)	163.2	341.1	495.3	859.9
Adjusted EBITDA	$1,117.4	$1,210.6	$5,124.1	$5,776.8
____________
(a)Includes amortization of premiums and discounts on long-term debt.
(b)Includes purchase accounting related amortization.
(c)See items detailed in the Reconciliation of U.S. GAAP Net (Loss) Earnings to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	December 31,
(In millions, except %s)	2023	2022	% Change	2023 Currency Impact (1)	2023 Constant Currency Revenues	Constant Currency % Change (2)	2022 Divestitures (3)	2022 Adjusted Ex Divestitures (5)	Divestiture-Adjusted Operational Change (6)
Net sales
Developed Markets	$2,319.2	$2,382.2	(3)%	$(61.6)	$2,257.6	(5)%	$90.2	2,292.0	(1)%
Greater China	515.3	505.8	2%	2.1	517.4	2%	0.1	505.7	2%
JANZ	372.3	398.5	(7)%	18.5	390.8	(2)%	4.0	394.5	(1)%
Emerging Markets	619.1	580.6	7%	17.7	636.8	10%	21.6	559.0	14%
Total net sales	3,825.9	3,867.1	(1)%	(23.3)	3,802.6	(2)%	115.9	3,751.2	1%

Other revenues (7)	11.4	8.9	NM	(0.2)	11.2	NM
Consolidated total revenues (8)	$3,837.3	$3,876.0	(1)%	$(23.5)	$3,813.8	(2)%

	Year Ended
	December 31,
(In millions, except %s)	2023	2022	% Change	2023 Currency Impact (1)	2023 Constant Currency Revenues	Constant Currency % Change (2)	2022 Divestitures (3)	Other (4)	2022 Adjusted Ex Divestitures and Other (5)	Divestiture-Adjusted Operational Change (6)
Net sales
Developed Markets	$9,251.9	$9,768.9	(5)%	$(85.2)	$9,166.6	(6)%	$539.6	$13.9	$9,215.4	(1)%
Greater China	2,160.4	2,201.2	(2)%	87.1	2,247.6	2%	0.7	(4.2)	2,204.7	2%
JANZ	1,424.5	1,632.4	(13)%	96.2	1,520.6	(7)%	18.8	(9.7)	1,623.3	(6)%
Emerging Markets	2,551.6	2,615.6	(2)%	160.8	2,712.4	4%	70.4	—	2,545.2	7%
Total net sales	15,388.4	16,218.1	(5)%	258.9	15,647.2	(4)%	629.5	—	15,588.6	—%

Other revenues (7)	38.5	44.6	NM	(0.1)	38.4	NM
Consolidated total revenues (8)	$15,426.9	$16,262.7	(5)%	$258.8	$15,685.6	(4)%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2023 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)    Represents net sales relating to divestitures that have closed during 2022 and 2023 in the relevant period
(4)    Represents a reclassification to conform prior year amounts to current year presentation of divestiture-adjusted operational net sales.
(5)    Represents U.S. GAAP net sales minus net sales relating to divestitures that have closed during 2022 and 2023 for the relevant period and a reclassification in 2023.
(6)    See “Certain Key Terms and Presentation Matters” in this release for more information.
(7)    For the three months ended December 31, 2023, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $6.6 million, $0.3 million, and $4.5 million, respectively. For the year ended December 31, 2023, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $26.1 million, $1.1 million, and $11.3 million, respectively.
(8)    Amounts exclude intersegment revenue which eliminates on a consolidated basis.

Reconciliation of Statements of Operations Line Items
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP cost of sales	$2,240.8	$2,601.9	$8,988.3	$9,765.7
Deduct:
Purchase accounting amortization and other related items	(556.9)	(790.8)	(2,421.6)	(2,721.2)
Acquisition and divestiture-related costs	(14.0)	(8.9)	(40.7)	(50.0)
Restructuring-related costs	(12.9)	(28.4)	(101.8)	(56.8)
Share-based compensation expense	(0.7)	(0.3)	(2.9)	(1.5)
Other special items	(27.3)	(104.8)	(119.2)	(255.2)
Adjusted cost of sales	$1,629.0	$1,668.7	$6,302.1	$6,681.0

Adjusted gross profit (a)	$2,208.3	$2,207.3	$9,124.8	$9,581.7

Adjusted gross margin (a)	58%	57%	59%	59%

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP R&D	$202.8	$182.4	$805.2	$662.2
Deduct:
Acquisition and divestiture-related costs	(2.7)	(5.6)	(11.9)	(11.9)
Restructuring and related costs	(0.3)	(1.4)	(0.3)	(1.4)
Share-based compensation expense	(1.4)	(1.5)	(5.4)	(5.6)
SG&A and R&D TSA reimbursement (b)	(5.3)	(4.3)	(32.3)	(4.3)
Other special items	(0.1)	(0.1)	(2.8)	(1.0)
Adjusted R&D	$193.0	$169.5	$752.5	$638.0

Adjusted R&D as % of total revenues	5%	4%	5%	4%

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP SG&A	$1,605.8	$1,265.4	$4,650.1	$4,179.1
Deduct:
Acquisition and divestiture-related costs	(131.1)	(154.5)	(325.2)	(413.4)
Restructuring and related costs	(13.3)	(15.1)	(23.1)	(28.7)
Purchase accounting amortization and other related items	—	—	—	(0.1)
Share-based compensation expense	(53.8)	(27.9)	(172.5)	(109.4)
Impairment of goodwill related to held for sale assets	(580.1)	(117.0)	(580.1)	(117.0)
SG&A and R&D TSA reimbursement (b)	(10.6)	(9.7)	(90.4)	(9.7)
Other special items and reclassifications	117.5	(24.5)	83.5	(68.8)
Adjusted SG&A	$934.4	$916.7	$3,542.3	$3,432.0

Adjusted SG&A as % of total revenues	24%	24%	23%	21%

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2023	2022	2023	2022
U.S. GAAP total operating expenses	$2,051.0	$1,475.4	$5,672.4	$4,882.1
Add / (Deduct):
Litigation settlements and other contingencies, net	(148.1)	8.8	(111.6)	(4.4)
R&D adjustments	(9.8)	(12.9)	(52.7)	(24.2)
SG&A adjustments	(671.4)	(348.7)	(1,107.8)	(747.1)
Adjusted total operating expenses	$1,221.7	$1,122.6	$4,400.3	$4,106.4

Adjusted earnings from operations (c)	$986.6	$1,084.7	$4,724.5	$5,475.3

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2023	2022	2023	2022
U.S. GAAP interest expense	$140.9	$147.1	$573.1	$592.4
Add / (Deduct):
Accretion of contingent consideration liability	(1.8)	(1.7)	(8.1)	(7.3)
Amortization of premiums and discounts on long-term debt	13.6	14.7	54.4	60.4
Other special items	(0.9)	(1.1)	(3.9)	(4.4)
Adjusted interest expense	$151.8	$159.0	$615.5	$641.1

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2023	2022	2023	2022
U.S. GAAP other expense (income), net	$259.6	$(1,817.3)	$(9.8)	$(1,790.7)
Add / (Deduct):
(Loss) gain on divestitures of businesses (included in other expense (income), net)	(239.9)	1,754.1	(239.9)	1,754.1
Acquisition and divestiture-related costs	—	(0.4)	—	(0.4)
Fair value adjustments on non-marketable equity investments	(71.7)	—	43.4	—
SG&A and R&D TSA reimbursement (b)	15.9	14.0	122.7	14.0
Other items	(17.9)	(4.4)	(19.0)	3.8
Adjusted other income, net	$(54.0)	$(54.0)	$(102.6)	$(19.2)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP (loss) earnings before income taxes	$(855.0)	$1,468.9	$202.9	$2,813.2
Total pre-tax non-GAAP adjustments	1,743.8	(489.1)	4,008.6	2,040.2
Adjusted earnings before income taxes	$888.8	$979.8	$4,211.5	$4,853.4

U.S. GAAP income tax (benefit) provision	$(89.4)	$457.7	$148.2	$734.6
Adjusted tax expense (benefit)	231.6	(301.0)	525.6	41.7
Adjusted income tax provision	$142.2	$156.7	$673.8	$776.3

Adjusted effective tax rate	16.0%	16.0%	16.0%	16.0%
___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)Refer to "Certain Key Terms and Presentation Matters" section in this release for more information on reclassifications related to TSA reimbursements.
(c)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

Reconciliation of Estimated 2024 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
A reconciliation of the estimated 2024 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U,S, GAAP Net Cash provided by Operating Activities(a)	$2,750 - $3,050

Less: Capital Expenditures	$(350) - ($450)

Free Cash Flow(a)	$2,300 - $2,700
___________
(a)Includes the full-year expected performance for the pending announced divestitures and excludes any potential related costs, such as taxes and transaction costs. Also excludes any acquired IPR&D to be incurred in any future period as it cannot be reasonably forecasted.